As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHERENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-1622541
(State of Incorporation)	(I.R.S. Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, California 95056

(Address of Principal Executive Offices)

2005 Deferred Compensation Plan

(Full title of the plan)

Bret M. DiMarco

Executive Vice President and General Counsel

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, California 95056

(Name and address of agent for service)

(408) 764-4000

(Telephone number, including area code, of agent for service)

Copy to:

Jose F. Macias, Esq.

Wilson Sonsini Goodrich & Rosati,
Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$30,000,000	100%	$30,000,000	$2,139.00

(1)          The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the 2005 Deferred Compensation Plan.

(2)          Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information heretofore filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

1.             The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended October 3, 2009, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.             The Registrant’s Current Reports on Form 8-K filed on November 18, 2009, November 27, 2009, November 30, 2009 and December 15, 2009.

3.             The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated November 23, 1970, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The following description of the Deferred Compensation Obligations of the Registrant under the 2005 Deferred Compensation Plan (the “2005 Plan”) is qualified in its entirety by reference to the 2005 Plan, which is included as an exhibit to this registration statement.

Under the 2005 Plan, the Registrant provides eligible employees and non-employee members of its Board of Directors the opportunity to defer a specified percentage of their compensation (collectively, “Compensation”).  The amount of Compensation to be deferred by each participating employee or nonemployee board member (each, a “Participant”) is based on elections by each Participant in accordance with the terms of the Plan. In addition, under the 2005 Plan, the Registrant may make discretionary contributions to the accounts of one or more Participants.

Under the 2005 Plan, the Registrant is obligated to deliver on a future date the deferred compensation credited to a Participant’s account, adjusted for any positive or negative investment results from phantom investment alternatives selected by the Participant under the 2005 Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

Each Obligation is payable under the 2005 Plan upon a Participant’s separation from service with the Registrant (including terminations due to disability, death or retirement). Under the 2005 Plan, the Obligations paid upon separation from service are distributed in the form of a single lump sum payment or in installment periods, depending upon the election made by such Participant.

The Registrant has entered into trust agreements with the trustees of the trusts relating to the 2005 Plan. The Registrant has made contributions to the related Trusts so that the contributions held by the Trustee may be invested, reinvested and distributed in accordance with the provisions of the Trust Agreement. The amounts allocated to the Trust and the change in the Trust’s assets due to the reinvestment of these amounts shall be used to satisfy the Obligations of the Registrant under the 2005 Plan. The Trusts are considered “grantor trusts” with the principal and income of the Trusts, respectively, treated as assets and income of the Registrant for state and federal income tax purposes. By definition, a grantor trust is subject to the claims of the general creditors of the Registrant and as such the Trust assets are subject to such claims at any time. In the case that the Obligations are greater than Trust assets at settlement, the Registrant would pay any excess Obligations from general cash reserves.

The Registrant can amend, modify or suspend the 2005 Plan in whole or in part at any time, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s account. The Registrant may terminate the 2005 Plan at any time.  Upon termination of the 2005 Plan, the Obligations to each Participant shall generally continue to be governed by the terms of the 2005 Plan until paid.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities

(including reimbursement for expenses incurred) arising under the Act). The Registrant’s Bylaws provides for the mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into an indemnification agreement with each of its officers and directors that provides the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for a breach of the directors’ fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct. The Registrant also currently maintains officer and director liability insurance.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant
10.1	2005 Deferred Compensation Plan
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1)
24.1	Power of Attorney (see page II-6)

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(i)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(2)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(ii)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 21, 2009.

COHERENT, INC.

By:	/s/ HELENE SIMONET
Helene Simonet
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Helene Simonet and John R. Ambroseo, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that such attorneys-in-fact and agents or any of them, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN R. AMBROSEO	Director, President and Chief Executive Officer	December 21, 2009
John R. Ambroseo	(Principal Executive Officer)

/s/ HELENE SIMONET	Executive Vice President and Chief Financial Officer	December 21, 2009
Helene Simonet	(Principal Financial and Accounting Officer)

/s/ GARRY W. ROGERSON	Chairman of the Board	December 21, 2009
Garry W. Rogerson

/s/ JOHN H. HART	Director	December 21, 2009
John H. Hart

/s/ SUSAN M. JAMES	Director	December 21, 2009
Susan M. James

/s/ L. WILLIAM KRAUSE	Director	December 21, 2009
L. William Krause

/s/ LAWRENCE TOMLINSON	Director	December 21, 2009
Lawrence Tomlinson

/s/ SANDEEP VIJ	Director	December 21, 2009
Sandeep Vij

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant
10.1	2005 Deferred Compensation Plan
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1)
24.1	Power of Attorney (see page II-6)